Exhibit 10.11

THE LIENS AND SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THIS SECOND LIEN PLEDGE AND SECURITY AGREEMENT ARE EXPRESSLY SUBJECT AND SUBORDINATE TO THE LIENS AND SECURITY INTERESTS GRANTED IN FAVOR OF THE FIRST LIEN SECURED PARTIES UNDER AND AS DEFINED IN THE INTERCREDITOR AGREEMENT (AS DEFINED HEREIN), INCLUDING LIENS AND SECURITY INTERESTS GRANTED TO CITIBANK, N.A., AS COLLATERAL AGENT, PURSUANT TO OR IN CONNECTION WITH THE THIRD AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF AUGUST 30, 2016, AMONG FORESIGHT ENERGY LLC, THE LENDERS FROM TIME TO TIME PARTY THERETO, CITIBANK, N.A., AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT, AND THE OTHER PARTIES THERETO, AS FURTHER AMENDED, RESTATED, AMENDED AND RESTATED, EXTENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME. THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER IS SUBJECT TO THE LIMITATIONS AND PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT, THE TERMS OF THE COLLATERAL TRUST AGREEMENT REFERRED TO HEREIN AND THE TERMS OF THIS SECOND LIEN PLEDGE AND SECURITY AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN.

SECOND LIEN PLEDGE AND SECURITY AGREEMENT

dated as of August 30, 2016,

by

FORESIGHT ENERGY LLC,

as a Grantor,

and

EACH OF THE OTHER GRANTORS PARTY HERETO,

in favor of

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Collateral Agent

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SECTION 6. COVENANTS AND AGREEMENTS		19

6.1	Grantor Information & Status	19

6.2	Collateral Identification; Special Collateral	19

6.3	Ownership of Collateral and Absence of Other Liens	19

6.4	Status of Security Interest	20

6.5	Goods & Receivables	20

6.6	Pledged Equity Interests, Investment Related Property	21

6.7	Intellectual Property	22

6.8	Account Collateral	23

SECTION 7. ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS		23

7.1	Further Assurances	23

7.2	Additional Grantors	25

SECTION 8. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT		25

8.1	Power of Attorney	25

8.2	No Duty on the Part of Collateral Agent or Secured Parties	26

SECTION 9. REMEDIES		26

9.1	Generally	26

9.2	Application of Proceeds	28

9.3	Sales on Credit	28

9.4	Investment Related Property	28

9.5	Grant of Intellectual Property License	28

9.6	Cash Proceeds; Deposit Accounts	29

SECTION 10. COLLATERAL AGENT		29

SECTION 11. CONTINUING SECURITY INTEREST		29

SECTION 12. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM		30

SECTION 13. REINSTATEMENT		30

SECTION 14. MISCELLANEOUS		30

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SCHEDULES

Schedule 5.1	-	General Information
Schedule 5.2	-	Collateral Identification
Schedule 5.4	-	Financing Statements
Schedule 5.5	-	Government Receivables; Location of Equipment and Inventory
Schedule 6.9	-	As-Extracted Collateral

EXHIBITS

Form of

Exhibit A	-	Pledge Supplement
Exhibit B	-	Uncertificated Securities Account Control Agreement
Exhibit C	-	Deposit Account Control Agreement
Exhibit D	-	Securities Account Control Agreement
Exhibit E	-	Intellectual Property Security Agreement
Exhibit F	-	IP Security Agreement Supplement

iii

This SECOND LIEN PLEDGE AND SECURITY AGREEMENT, dated as of August 30, 2016 (this “Agreement”), by Foresight Energy LLC (the “Company”), Foresight Energy Finance Corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), each of the subsidiaries of the Company (other than the Co-Issuer) party hereto from time to time, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (together with the Issuers, the “Grantors”), in favor of Wilmington Savings Fund Society, FSB, as collateral agent for the Secured Parties (as herein defined) (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”. Capitalized terms used herein have the meanings set forth for such term in Section 1.

RECITALS:

WHEREAS, reference is made to (i) that certain Indenture, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Notes Indenture”), by and among the Issuers, the guarantors party thereto from time to time and Wilmington Savings Fund Society, FSB, as trustee (in such capacity, together with its successors and permitted assigns, the “Second Lien Notes Trustee”), relating to the Issuers’ Senior Secured Second Lien PIK Notes due 2021 (as they may be amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Notes”) and (ii) that certain Indenture, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Exchangeable PIK Notes Indenture”), by and among the Issuers, the guarantors party thereto from time to time and Wilmington Trust, N.A., as trustee (in such capacity, together with its successors and permitted assigns, the “Exchangeable PIK Notes Trustee”), relating to the Issuers’ Senior Secured Second Lien Exchangeable PIK Notes due 2017 (as they may be amended, restated, supplemented or otherwise modified from time to time, the “Exchangeable PIK Notes”);

WHEREAS, the Second Lien Notes Trustee, on behalf of itself and the holders of the Second Lien Notes, and the Exchangeable PIK Notes Trustee, on behalf of itself and the holders of the Exchangeable PIK Notes, have entered into that certain Collateral Trust and Intercreditor Agreement, dated as of the date hereof (as it may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Collateral Trust Agreement”), with the Collateral Agent, pursuant to which the Second Lien Notes Trustee, at the direction of the holders of the Second Lien Notes, and the Exchangeable PIK Notes Trustee, at the direction of the holders of the Exchangeable PIK Notes, among other things, have appointed and authorized Wilmington Savings Fund Society, FSB to act as Collateral Agent under and pursuant to this Agreement;

WHEREAS, the Grantors may from time to time after the date hereof issue or enter into Additional Second Lien Obligations to the extent permitted under the Second Lien Debt Documents; and

WHEREAS, in consideration of the accommodations of the Secured Parties under the Second Lien Debt Documents, each Grantor has agreed to secure such Grantor’s obligations under the Second Lien Debt Documents as set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and the Collateral Agent agree as follows:

SECTION 1. DEFINITIONS; GRANT OF SECURITY.

1.1 General Definitions. In this Agreement, the following terms shall have the following meanings:

“Additional Grantors” has the meaning specified in Section 7.2.

“Additional Second Lien Debt Document” means any indenture, note, promissory note, instrument or other agreement (including any guaranty agreements) entered into by the Grantors after the date of this Agreement pursuant to which any Grantor will issue or incur Indebtedness (a) to the extent expressly permitted by the Second Lien Debt Documents then in effect, (b) the underlying obligations of which have been designated as “Additional Second Lien Obligations” by the Grantors and (c) which indenture note, promissory note, instrument, guaranty or other agreement has been designated as an “Additional Second Lien Debt Document” by the Grantors pursuant to the Collateral Trust Agreement and the Additional Second Lien Secured Parties in respect thereof have, or an Additional Second Lien Representative on their behalf has, become bound by the terms of the Collateral Trust Agreement.

“Additional Second Lien Obligations” means any Obligations of the Grantors arising under any Additional Second Lien Debt Document that are (a) designated as additional secured Indebtedness of the Grantors intended to be secured by a second-priority lien on the Collateral, (b) subject to the Collateral Trust Agreement and (c) permitted under the Second Lien Debt Documents then in effect.

“Additional Second Lien Representative” means, with respect to any Additional Second Lien Obligations, the trustee, administrative agent or other similar agent appointed under the Additional Second Lien Debt Document relating to such Additional Second Lien Obligations that is named therein as the representative or agent of the beneficiaries or holders of such Additional Second Lien Obligations and authorized to enter into any Second Lien Debt Documents on their behalf.

“Additional Second Lien Secured Parties” means all Persons owed any Additional Second Lien Obligations from time to time (other than any Grantor or any Affiliate thereof), which Persons shall have agreed to be bound by the terms of the Collateral Trust Agreement and acceded thereto (either by directly becoming a party thereto or by appointing an Additional Second Lien Representative to act on behalf of such Person, which Additional Second Lien Representative shall have become a party thereto).

“After-Acquired Intellectual Property” has the meaning specified in Section 6.7(f).

“Agreement” has the meaning specified in the preamble.

“Cash Proceeds” has the meaning specified in Section 9.6.

“Co-Issuer” has the meaning specified in the preamble.

“Collateral” has the meaning specified in Section 2.1.

“Collateral Account” means any account established by the Collateral Agent to hold Collateral.

“Collateral Agent” has the meaning specified in the preamble.

“Collateral Records” means books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” means all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Collateral Trust Agreement” has the meaning specified in the recitals.

“Company” has the meaning specified in the recitals.

“Control” means: (a) with respect to any Deposit Accounts, control within the meaning of Section 9-104 of the UCC, (b) with respect to any Securities Accounts, Security Entitlements, Commodity Contract or Commodity Account, control within the meaning of Section 9-106 of the UCC,

(c) with respect to any Uncertificated Securities, control within the meaning of Section 8-106(c) of the UCC, (d) with respect to any Certificated Security, control within the meaning of Section 8-106(a) or (b) of the UCC, (e) with respect to any Electronic Chattel Paper, control within the meaning of Section 9- 105 of the UCC, (f) with respect to Letter of Credit Rights, control within the meaning of Section 9-107 of the UCC and (g) with respect to any “transferable record”(as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), control within the meaning of Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in the jurisdiction relevant to such transferable record.

“Copyright Licenses” means any and all agreements, licenses and covenants (whether or not in writing) providing for the granting of any right in or to any Copyright or otherwise providing for a covenant not to sue with respect to any Copyright (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(6) under the heading “Copyright Licenses” (as such schedule may be amended or supplemented from time to time) and any After-Acquired Intellectual Property consisting of Copyright Licenses.

“Copyrights” means all United States, and foreign copyrights (including Community designs), including but not limited to copyrights in software and all rights in and to databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered and whether or not the underlying works of authorship have been published, moral rights, reversionary interests, termination rights, and, with respect to any and all of the foregoing: (a) all registrations and applications therefor including, without limitation, the registrations and applications required to be listed in Schedule 5.2(6) under the heading “Copyrights” (as such schedule may be amended or supplemented from time to time), (b) all extensions and renewals thereof, (c) the rights to sue or otherwise recover for past, present and future infringements thereof, and (d) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, (e) all other rights of any kind accruing thereunder or pertaining thereto throughout the world and (f) any After-Acquired Intellectual Property consisting of Copyrights.

“Default” means any event specified as a “Default” (or similar term) under any Second Lien Debt Document.

“Deposit Account Control Agreement” has the meaning specified in Section 4.2.

“Discharge of First Lien Obligations” has the meaning specified in the Intercreditor Agreement.

“Event of Default” means any event specified as an “Event of Default” (or similar term) under any Second Lien Debt Document.

“Exchangeable PIK Notes” has the meaning specified in the recitals.

“Exchangeable PIK Notes Indenture” has the meaning specified in the recitals.

“Exchangeable PIK Notes Obligations” means all “Obligations” (as defined in the Exchangeable PIK Notes Indenture) under or in respect of the Exchangeable PIK Notes Indenture, the Exchangeable PIK Notes or any agreement, guarantee, instrument, note or other document relating thereto.

“Excluded Accounts” has the meaning specified in Section 4.2.

“First Lien Collateral” has the meaning specified in the Intercreditor Agreement.

“First Lien Collateral Agent” has the meaning specified in the Intercreditor Agreement.

“Grantors” has the meaning specified in the preamble.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Grantor; (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets; (c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Insurance” means (a) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (b) any key man life insurance policies.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under the United States or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses, and the right to sue or otherwise recover for past, present and future infringement, misappropriation, dilution or other impairment or violation thereof, including the right to receive all Proceeds therefrom, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto, and includes any After-Acquired Intellectual Property.

“Intellectual Property Licenses” means, collectively, the Copyright Licenses, Patent Licenses, Trademark Licenses and Trade Secret Licenses.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.3.

“Intercreditor Agreement” has the meaning specified in the Second  Lien Notes Indenture.

“Investment Accounts” means the Collateral Account, Securities Accounts, Commodities Accounts and Deposit Accounts.

“Investment Related Property” means: (a) all “investment property” (as such term is defined in Article 9 of the UCC) and (b) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, all Investment Accounts and certificates of deposit, and shall include, for the avoidance of doubt, all dividends, interest, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then-existing Investment Related Property.

“IP Security Agreement Supplement” has the meaning specified in Section 6.7(f).

“Issuers” has the meaning specified in the preamble.

“Material Adverse Effect” means a material adverse effect upon (a) the business, property, condition (financial or otherwise) or results of operations of the Grantors, taken as a whole, (b) the ability of the Grantors to perform their respective obligations under the Second Lien Debt Documents or (c) the validity or enforceability as to any Grantor party thereto of this Agreement or any of the other Second Lien Debt Documents or the rights or remedies of the Secured Parties hereunder or thereunder.

“Material Intellectual Property” means any Intellectual Property included in the Collateral which is material to the business of any Grantor.

“Obligations” means, with respect to any Debt, all obligations (whether in existence on the date of incurrence or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premiums, interest, penalties, fees, indemnification, reimbursement, expenses, damages and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Patent Licenses” means all agreements, licenses and covenants (whether or not in writing) providing for the granting of any right in or to any Patent or otherwise providing for a covenant not to sue with respect to any Patent (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(6) under the heading “Patent Licenses” (as such schedule may be amended or supplemented from time to time) and any such Patent Licenses constituting After-Acquired Intellectual Property.

“Patents” means all United States and foreign patents and certificates of invention, inventions or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (a) each patent and patent application required to be listed in Schedule 5.2(6) under the heading “Patents” (as such schedule may be amended or supplemented from time to time), (b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (c) all improvements thereto, (d) all rights to sue or otherwise recover for past, present and future infringements thereof, (e) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, (f) all other rights of any kind accruing thereunder or pertaining thereto throughout the world and (g) any such Patents constituting After-Acquired Intellectual Property.

“Pledge Supplement” means any supplement to this Agreement in substantially the form of Exhibit A.

“Pledged Debt” means all Indebtedness for borrowed money owed to such Grantor, whether or not evidenced by any Instrument, including, without limitation, all Indebtedness described on Schedule 5.2(2) under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments, if any, evidencing such any of the foregoing, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

“Pledged Equity Interests” means all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and any other participation or interests in any equity or profits of any business entity including, without limitation, any trust.

“Pledged LLC Interests” means all interests in any limited liability company and each series thereof including, without limitation, all limited liability company interests listed on Schedule 5.2(1) under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.

“Pledged Partnership Interests” means all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 5.2(1) under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.

“Pledged Stock” means all shares of capital stock owned by such Grantor, including, without limitation, all shares of capital stock described on Schedule 5.2(1) under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Receivables” means all rights to payment, whether or not earned by performance, for Goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any Goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivable Records.

“Receivables Records” means (a) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (b) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (c) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (d) all credit information, reports and memoranda relating thereto and (e) all other written or non-written forms of information related in any way to the foregoing or any Receivable.

“Second Lien Debt Documents” means, collectively, the Second Lien Security Documents, the Second Lien Notes Indenture, the Exchangeable PIK Notes Indenture, each Additional Second Lien Debt Document, and each other document entered into in connection with any of the foregoing or relating to any Second Lien Obligations, as the context may require.

“Second Lien Notes” has the meaning specified in the recitals.

“Second Lien Notes Indenture” has the meaning specified in the recitals.

“Second Lien Notes Obligations” means all “Obligations” (as defined in the Second Lien Notes Indenture) under or in respect of the Second Lien Notes Indenture, the Second Lien Notes or any agreement, guarantee, instrument, note or other document relating thereto.

“Second Lien Obligations” means, collectively, the Exchangeable PIK Notes Obligations, the Second Lien Notes Obligations and the Additional Second Lien Debt Obligations.

“Second Lien Security Documents” means, collectively, this Agreement, and the other security agreements, pledge agreements, mortgages, deeds of trust, deeds to secure debt, collateral assignments, control agreements, intercreditor agreements (including, without limitation, the Collateral Trust Agreement, the Intercreditor Agreement and the Securitization Intercreditor Agreement) and related agreements and financing statements under the Uniform Commercial Code of the relevant states, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time pursuant to which Liens on the Collateral are granted in favor of the Collateral Agent for the benefit of the Secured Parties for purposes of securing any Second Lien Obligation or under which rights or remedies with respect to any such Liens are governed.

“Secured Obligations” has the meaning specified in Section 3.1.

“Secured Parties” means (a) the Second Lien Notes Trustee, the Exchangeable PIK Notes Trustee, the Collateral Agent, each holder of Second Lien Notes, each holder of Exchangeable PIK Notes and any Additional Second Lien Secured Party and (b) the successors and permitted assigns of each of the foregoing.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of Indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account Control Agreement” has the meaning specified in Section 4.2.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization Intercreditor Agreement” means the Intercreditor Agreement (Securitization), dated as of August 30, 2010, among Citibank, N.A., as administrative agent and collateral agent under the First Lien Credit Agreement (as defined in the Intercreditor Agreement), the Collateral Agent, the Company, Foresight Receivables LLC, PNC Bank, National Association, as administrative agent under that certain First Amended and Restated Receivables Financing Agreement, dated as of August 30, 2016, as such Intercreditor Agreement (Securitization) may be amended, restated, supplemented, otherwise modified, refinanced or replaced in connection with a transaction that is permitted under the Second Lien Notes Indenture and Exchangeable PIK Notes Indenture.

“Trademark Licenses” means any and all agreements, licenses and covenants (whether or not in writing) providing for the granting of any right in or to any Trademark or otherwise providing for a covenant not to sue or permitting co-existence with respect to any Trademark (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(6) under the heading “Trademark Licenses” (as such schedule may be amended or supplemented from time to time) and any Trademark Licenses constituting After-Acquired Intellectual Property.

“Trademarks” means all United States, and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing: (a) all registrations and applications for any of the foregoing including, but not limited to, the registrations and applications required to be listed in Schedule 5.2(6) under the heading “Trademarks”(as such schedule may be amended or supplemented from time to time) and any Trademarks constituting After-Acquired Intellectual Property, (b) all extensions or renewals of any of the foregoing, (c) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (d) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill of the foregoing, (e) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit, and (f) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trade Secret Licenses” means any and all agreements (whether or not in writing) providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement required to be listed in Schedule 5.2(6) under the heading “Trade Secret Licenses” (as such schedule may be amended or supplemented from time to time) and any Trade Secret Licenses constituting After-Acquired Intellectual Property.

“Trade Secrets” means all trade secrets and all other confidential or proprietary information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, including but not limited to: (a) the right to sue or otherwise recover for past, present and future misappropriation or other violation thereof, (b) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; (c) all other rights of any kind accruing thereunder or pertaining thereto throughout the world; and (d) any Trade Secrets constituting After-Acquired Intellectual Property.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“United States” means the United States of America.

1.2 Definitions; Interpretation.

(a) In this Agreement, each of the following capitalized terms has the meaning given to them in the UCC (and, if defined in more than one Article of the UCC, has the meaning given in Article 9 thereof): Account, Account Debtor, As-Extracted Collateral, Bank, Certificated Security, Chattel Paper, Consignee, Consignment, Consignor, Commercial Tort Claims, Commodity Account, Commodity Contract, Deposit Account, Document, Entitlement Order, Equipment, Electronic Chattel Paper, Farm Products, Fixtures, General Intangibles, Goods, Health Care Insurance Receivables, Instrument, Inventory, investment property, Letter of Credit Right, Manufactured Home, Money, Payment Intangible, Proceeds, Record, Securities Account, Securities Intermediary, Security Certificate, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b) Each other capitalized term used herein (including the preamble and recitals hereto) and not otherwise defined herein has the meaning ascribed thereto in the Second Lien Notes Indenture. The incorporation by reference of terms defined in the Second Lien Notes Indenture shall survive any termination of the Second Lien Notes Indenture until this Agreement is terminated as provided in Section 11 hereof. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement or other document as from time to time amended, supplemented or otherwise modified (subject to restrictions on such amendments, supplements or modifications set forth in the Second Lien Debt Documents). If any conflict or inconsistency exists between this Agreement and the Collateral Trust Agreement, the Collateral Trust Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2. GRANT OF SECURITY.

2.1 Grant of Security. Each Grantor hereby grants to the Collateral Agent a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor, including, but not limited to the following, in each case whether now owned or existing or hereafter acquired, created or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):

(a) Accounts;

(b) As-Extracted Collateral;

(c) Chattel Paper;

(d) Documents;

(e) General Intangibles (including, for the avoidance of doubt, each Payment Intangible);

(f) Goods (including, without limitation, Equipment and Inventory (which, for the avoidance of doubt, shall include coal));

(g) Instruments;

(h) Insurance;

(i) Intellectual Property;

(j) Investment Related Property (including, without limitation, Deposit Accounts);

(k) Letter of Credit Rights;

(l) Money;

(m) Receivables and Receivables Records;

(n) Commercial Tort Claims now or hereafter described on Schedule 5.2(8);

(o) to the extent not otherwise included above, all other personal property of any kind and all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(p) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

2.2 Certain Limited Exclusions. (a) Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 hereof attach to (i) any fixture, As-Extracted Collateral, lease, license, contract or agreement to which any Grantor is a party and any of its rights or interest thereunder or any assets the pledge of which would be prohibited thereunder, if and to the extent that a security interest is prohibited (or is not permitted without the consent of a third party) by (A) any law, rule or regulation applicable to such Grantor, or (B) a term, provision or clause of any such lease, license, contract, property right or agreement to which any Grantor is a party (unless such law, rule, regulation, term, provision or condition or requirement of consent would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code of the United States) or principles of equity) or (C) assets or Equity Interests of any non-wholly owned subsidiary to the extent, but solely to the extent, that the organization documents of such Subsidiary prohibit the pledge of such assets or stock hereunder (but only so long as such prohibition was not created in contemplation of the Collateral requirements under this Agreement); provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such fixture, As-Extracted Collateral, lease, license, contract, agreement or asset not subject to the prohibitions specified in (A), (B) or (C) above; and provided, further, that no such excluded Collateral shall be excluded hereunder if such Grantor shall have used, at the request of the Collateral Agent (and if so requested by the Collateral Agent, such Grantor shall use) commercially reasonable efforts to obtain and has actually obtained any consents or use commercially reasonable efforts to take (or cause to be taken) all actions (including any amendments to any relevant organization documents) necessary or desirable to remedy any such prohibition or restriction to the pledge hereunder and the creation of the Lien of the Collateral Agent on such excluded Collateral for the ratable benefit of the Secured Parties that actually resulted in the remedy of any such prohibition or restriction; and provided, further, that the exclusions referred to in clause (i) of this Section 2.2(a) shall not include any Proceeds of any such lease, license, contract or agreement; (ii) any of the outstanding capital stock of a Foreign Subsidiary in excess of 66.6% of the voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote; (iii) any intent-to-use application for trademark or service mark registration filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing under Section 1(c) or Section 1(d) of the Lanham Act of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein prior to such filing would impair the validity or enforceability of any registration that issues from such intent-to-use trademark or service mark application under applicable federal law; (iv) assets and proceeds thereof owned by any Grantor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation or Capital Lease Obligation permitted to be incurred pursuant to the provisions of the Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such money obligation or Capital Lease Obligation validly prohibits the creation of any other Lien in such assets and proceeds; and (v) any Collateral subject to certificates of title (including motor vehicles).

(b) Notwithstanding the foregoing, the creation (other than by this Agreement) or perfection of pledges of or security interests in, or the obtaining of title insurance with respect to, particular assets shall not be required if, and for so long as, in the reasonable judgment of the Collateral Agent, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance in respect of such assets shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom.

(c) The Capital Stock or securities of a Subsidiary that are owned by any Grantor will constitute Collateral only to the extent that such Capital Stock or securities can secure the Second Lien Obligations without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary due to the fact that such Subsidiary’s Capital Stock or securities secure the Second Lien Obligations or any guarantee provided by a Subsidiary, then the Capital Stock and/or securities of such Subsidiary shall automatically be deemed not to be part of the Collateral (but only to the extent necessary to not be subject to such requirement). In such event, this Agreement may be amended or modified, without the consent of any Secured Party, to the extent necessary to release the security interests on the shares of Capital Stock and securities that are so deemed to no longer constitute part of the Collateral.

(d) In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock or securities to secure the Obligations in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and/or securities of such Subsidiary shall automatically be deemed to be a part of the Collateral (but only to the extent that will not result in such subsidiary being subject to any such financial statement requirement). In such event, this Agreement may be amended or modified, without the consent of any Secured Party, to the extent necessary to subject to the Liens under this Agreement such additional Capital Stock and securities, on the terms contemplated herein.

SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE; CONFLICTS.

3.1 Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code of the United States, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Second Lien Obligations with respect to every Grantor now or hereafter existing under the Second Lien Debt Documents, and, in each case, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such obligations, the “Secured Obligations”).

3.2 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof as if this Agreement had not been executed and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4. CERTAIN PERFECTION REQUIREMENTS

4.1 Delivery Requirements.

(a) With respect to any Certificated Securities included in the Collateral, each Grantor shall deliver to the Collateral Agent (or, prior to the Discharge of First Lien Obligations, the First Lien Collateral Agent) the Security Certificates evidencing such Certificated Securities duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to the Collateral Agent (or, prior to the Discharge of First Lien Obligations, the First Lien Collateral Agent) or in blank. In addition, each Grantor shall cause any certificates evidencing any Pledged Equity Interests, including, without limitation, any Pledged Partnership Interests or Pledged LLC Interests, to be similarly delivered to the Collateral Agent (or, prior to the Discharge of First Lien Obligations, the First Lien Collateral Agent), regardless of whether such Pledged Equity Interests constitute Certificated Securities.

(b) With respect to any Instruments, Pledged Debt or Tangible Chattel Paper included in the Collateral with a value in excess of (i) $500,000 individually and (ii) $5,000,000 in the aggregate, each Grantor shall deliver to the Collateral Agent (or, prior to the Discharge of First Lien Obligations, the First Lien Collateral Agent) all such Instruments, Pledged Debt or Tangible Chattel Paper duly indorsed in blank together with any note transfer powers, as applicable, indorsed in blank.

4.2 Control Requirements.

(a) With respect to (A) all Deposit Accounts, Securities Accounts, Security Entitlements and Commodity Accounts (including Commodity Contracts maintained therein), in each case, constituting First Lien Collateral that is subject to Control of the First Lien Collateral Agent on the Closing Date, each Grantor shall use commercially reasonable efforts to ensure that within forty-five (45) days after the Closing Date such Deposit Accounts, Securities Accounts, Security Entitlements, Commodity Accounts and Commodity Contracts are subject to the Control of the Collateral Agent in accordance with this Section 4.2(a) (and, to the extent that the Collateral Agent does not have Control over any such Collateral by such date, each Grantor shall continue to use commercially reasonable efforts to cause such Collateral to become subject to the Control of the Collateral Agent as soon as practicable thereafter) and (B) all Deposit Accounts, Securities Accounts, Security Entitlements and Commodity Accounts (including Commodity Contracts maintained therein), in each case, having a value in excess of $1,000,000 individually or $2,000,000 in the aggregate which become Collateral hereunder after the Closing Date, each Grantor shall ensure that the Collateral Agent has Control thereof not later than forty-five (45) days after such Deposit Account, Securities Account, Securities Entitlement, Commodity Account or Commodity Contract became Collateral hereunder (and, to the extent that the Collateral Agent does not have Control over any such Collateral by such date, each Grantor shall continue to use commercially reasonable efforts to cause such Collateral to become subject to the Control of the Collateral Agent as soon as practicable thereafter); provided, however, that, in the case of clause (B), such Control requirements shall not apply to (i) any such Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Grantor’s salaried employees, (ii) any trust or fiduciary account that is specifically designated as such or (iii) any such account, Security Entitlement or Commodity Account having a value at all times after the Closing Date not in excess of $1,000,000 individually or $2,000,000 in the aggregate (such accounts, “Excluded Accounts”). With respect to any Securities Accounts or Securities Entitlements other than an Excluded Account, such Control shall be accomplished by the Grantors by causing the Securities Intermediary maintaining such Securities Account or Security Entitlement to enter into an agreement substantially in the form of Exhibit D hereto (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent, a “Securities Account Control Agreement”) with the Collateral Agent pursuant to which the Securities Intermediary shall agree to comply with the Collateral Agent’s Entitlement Orders without further consent by such Grantor (but subject to the exclusive right of the First Lien Collateral Agent to give Entitlement Orders prior to the Discharge of First Lien Obligations). With respect to any Deposit Account other than an Excluded Account, such Control shall be accomplished by the Grantors by causing the depositary institution maintaining such account to enter into an agreement substantially in the form of Exhibit C hereto (or such other agreement in form and substance reasonably satisfactory to the

Collateral Agent, a “Deposit Account Control Agreement”) with the Collateral Agent pursuant to which the depositary institution shall agree to comply with the Collateral Agent’s instructions with respect to the disposition of funds in the Deposit Account without further consent by such Grantor (but subject to the exclusive right of the First Lien Collateral Agent to give such instructions prior to the Discharge of First Lien Obligations). With respect to any Commodity Accounts or Commodity Contracts other than an Excluded Account, each Grantor shall cause the Collateral Agent to have Control thereof in a manner reasonably acceptable to the Collateral Agent.

(b) With respect to any Uncertificated Security included in the Collateral (other than any Uncertificated Securities credited to a Securities Account), each Grantor shall cause the issuer of such Uncertificated Security to either (i) register the Collateral Agent (or, prior to the Discharge of First Lien Obligations, the First Lien Collateral Agent) as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement substantially in the form of Exhibit B hereto (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent), pursuant to which such issuer agrees to comply with the Collateral Agent’s (or, prior to the Discharge of First Lien Obligations, the First Lien Collateral Agent’s) instructions with respect to such Uncertificated Security without further consent by such Grantor.

(c) With respect to any Letter of Credit Rights having a value in excess of $1,000,000 individually or $3,000,000 in the aggregate included in the Collateral (other than any Letter of Credit Rights constituting a Supporting Obligation for any Collateral in which the Collateral Agent (or, prior to the Discharge of First Lien Obligations, the First Lien Collateral Agent) has a valid and perfected security interest), Grantor shall use its commercially reasonable efforts to ensure that Collateral Agent (or, prior to the Discharge of First Lien Obligations, the First Lien Collateral Agent) has Control thereof by obtaining the written consent of each issuer of each related letter of credit to the assignment of the proceeds of such letter of credit to the Collateral Agent (or, prior to the Discharge of First Lien Obligations, the First Lien Collateral Agent).

4.3 Intellectual Property Recording Requirements. In the case of any Collateral (whether now owned or hereafter acquired or created by any Grantor) consisting of U.S. patents and patent applications, registered U.S. Trademarks and Trademark applications or registered U.S. Copyrights and Copyright Licenses in respect of registered U.S. Copyrights for which any Grantor is the exclusive licensee, such Grantor shall execute and deliver to the Collateral Agent an Intellectual Property Security Agreement in substantially the form of Exhibit E hereto (or a supplement thereto) (the “Intellectual Property Security Agreement”) covering all such patents and patent applications and/or Trademarks and trademark applications in appropriate form for recordation with the U.S. Patent and Trademark Office, or Copyrights and Copyright Licenses is in appropriate form for recordation with the U.S. Copyright Office.

4.4 Other Actions. Each Grantor consents to the grant by each other Grantor of a Lien in all Investment Related Property to the Collateral Agent and, without limiting the generality of the foregoing, consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Collateral Agent or its designee (or, prior to the Discharge of First Lien Obligations, to the First Lien Collateral Agent or its designee) following an Event of Default and to the substitution of the Collateral Agent or its designee (or, prior to the Discharge of First Lien Obligations, to the First Lien Collateral Agent or its designee) as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

Notwithstanding anything herein to the contrary, the parties acknowledge and agree that, (a) prior to the Discharge of First Lien Obligations, (i) when any Collateral is delivered to the First Lien Collateral Agent, as required under the First Lien Collateral Documents (as defined in the Intercreditor Agreement), the First Lien Collateral Agent will hold such Collateral on behalf of the First Lien Secured Parties (as defined in the Intercreditor Agreement) to perfect the security interests granted under the First Lien Collateral Documents and as bailee or agent for the Collateral Agent solely for the purpose of perfecting the security interests granted under this Agreement and the other Second Lien Collateral Documents (as defined in the Intercreditor Agreement) on the terms set forth in the Intercreditor Agreement and (ii) delivery of such Collateral to the First Lien Collateral Agent shall be deemed to be delivery of such Collateral to the Second Lien Collateral Agent under the terms of the Second Lien Collateral Documents and (b) upon the Discharge of First Lien Obligations, the Grantors acknowledge and agree that when such Collateral is transferred to the Collateral Agent, it shall be construed as continuous possession of such Collateral by the Collateral Agent for purposes of perfection of its security interest.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

Each Grantor hereby represents and warrants, on the Closing Date, that:

5.1 Grantor Information & Status.

(a) Schedule 5.1(A) & (B) sets forth, on and as of the Closing Date, under the appropriate headings: (1) the full legal name of such Grantor, (2) the type of organization of such Grantor, (3) the jurisdiction of organization of such Grantor, (4) its organizational identification number, if any, and (6) the jurisdiction and complete address where the chief executive office or its sole place of business (or the principal residence if such Grantor is a natural person) is located;

(b) except as provided on Schedule 5.1, it has not changed its legal name or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise), in each case, within the past five (5) years and it has not changed its jurisdiction of organization in the past four (4) months; and

(c) no Grantor is a “transmitting utility” (as defined in Section 9-102(a)(80) of the UCC).

5.2 Collateral Identification, Special Collateral.

(a) Schedule 5.2 sets forth, on and as of the Closing Date, under the appropriate headings all of such Grantor’s: (1) Pledged Equity Interests, (2) Pledged Debt, (3) Securities Accounts other than any Securities Accounts holding assets with a market value of less than $500,000 individually or $2,000,000 in the aggregate, (4) Deposit Accounts other than any Deposit Accounts holding assets with a market value of less than $500,000 individually and $2,000,000 in the aggregate, (5) Commodity Contracts having a value in excess of $500,000 individually and $2,000,000 in the aggregate and Commodity Accounts having a value in excess of $500,000 individually and $2,000,000 in the aggregate, (6) United States registrations of Patents, Trademarks, and Copyrights owned by each Grantor, (7) exclusive Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses, (8) Commercial Tort Claims having a value in excess of $1,000,000, (9) Letter of Credit Right for letters of credit the value of which exceed $1,000,000 individually and $3,000,000 in the aggregate, (10) the name and address of any warehouseman, bailee or other third party other than with any third party in connection with preparation for shipment of for rehabilitation or refurbishment in possession of any Inventory, Equipment and other tangible personal property having value in excess of $1,000,000 individually and $3,000,000 in the aggregate;

(b) as of the Closing Date, no material portion of the Collateral constitutes, or is the Proceeds of, (1) Farm Products, (2) Manufactured Homes, (3) Health Care Insurance Receivables, (4) timber to be cut, or (5) aircraft, aircraft engines, ships or railroad rolling stock and no material portion of the Collateral consists of motor vehicles or other Goods subject to a certificate of title statute of any jurisdiction; and

(c) all information supplied by any Grantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.3 Ownership of Collateral and Absence of Other Liens. Other than any financing statements filed in favor of the First Lien Collateral Agent or the Collateral Agent, no financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral has been authorized by any Grantor to be filed in any filing or recording office except for (x) financing statements for which duly authorized proper termination statements have been delivered to the Collateral Agent for filing and (y) financing statements filed in connection with Permitted Liens.

5.4 Status of Security Interest.

(a) Upon the filing of financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 5.4 hereof (as such schedule may be amended or supplemented from time to time), the security interest of the Collateral Agent, for the ratable benefit of the Secured Parties, in all Collateral that can be perfected by the filing of a financing statement under the Uniform Commercial Code as in effect in any jurisdiction will constitute valid, perfected, second priority Liens subject only to the Liens of the First Lien Collateral Agent and any other Permitted Liens. Each agreement purporting to give the Collateral Agent Control over any Collateral is effective to establish the Collateral Agent’s Control of the Collateral subject thereto;

(b) to the extent perfection or priority of the security interest therein is not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in registered Patents and Patent applications registered Trademarks and Trademark applications, registered Copyrights and exclusive Copyright Licenses for registered works owned by (or for such Copyright Licenses granted to) any Grantor in the United States Patent and Trademark Office and the United States Copyright Office, the security interests granted to the Collateral Agent hereunder shall constitute valid, perfected, second priority Liens (subject, in the case of priority only, to Liens of the First Lien Collateral Agent and any other Permitted Liens); and

(c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the security interest created hereunder to the extent such perfection is required hereunder (including the second priority nature of such security interest, subject to any Liens of the First Lien Collateral Agent and any other Permitted Liens), except for the filing of financing and continuation statements under the UCC in accordance with Section 5.4(a), the recordation of the Intellectual Property Security Agreements referred to in Section 4.3 with the U.S. Patent and Trademark Office and the U.S. Copyright Office, which Agreements are in proper form for the filing and registration therein, and the actions described in Section 4.2 with respect to Collateral subject to Control requirements, which actions have been taken and are in full force and effect, or (iii) the exercise by the Collateral Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Pledged Equity Interests by laws affecting the offering and sale of securities generally.

5.5 Goods & Receivables; Deposit Accounts.

(a) Except as set forth on Schedule 5.5, as of the Closing Date, none of the Account Debtors in respect of any Receivable is the government of the United States, any agency or instrumentality thereof, any state or municipality or any foreign sovereign;

(b) as of the Closing Date, none of the Receivables is evidenced by a promissory note or other instrument with a value in excess of $500,000 individually or $5,000,000 in the aggregate that has not been delivered to the First Lien Collateral Agent;

(c) as of the Closing Date, other than any Inventory or Equipment in transit or with a third party in connection with preparation for shipment or for rehabilitation or refurbishment, all of the Equipment and Inventory with a value in excess of $1,000,000 individually or $3,000,000 in the aggregate included in the Collateral is located only at the locations specified in Schedule 5.5; and

(d) as of the Closing Date, no Grantor has any Deposit Accounts or Securities Accounts other than Excluded Deposit Accounts and the Pledged Deposit Accounts and additional Pledged Deposit Accounts and Securities Accounts as to which such Grantor has complied with the applicable requirements of Section 4.2(a).

5.6 Pledged Equity Interests, Investment Related Property.

(a) It is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons (other than Permitted Liens) and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests;

(b) as of the Closing Date, the Pledged Partnership Interests and the Pledged LLC Interests (i) are not dealt in or traded on securities exchanges or in securities markets, (ii) are not “investment company securities” (as defined in Section 8-103(b) of the Uniform Commercial Code) and (iii) do not provide, in the related membership agreement or partnership agreement, as applicable, certificates, if any, representing such Pledged Partnership Interests or Pledged LLC Interests or otherwise, that they are securities governed by the Uniform Commercial Code of any jurisdiction, except as set forth on Schedule 5.2(1) hereto and with respect to which the Security Certificates and transfer powers indorsed in blank have been delivered to the First Lien Collateral Agent in accordance with Section 4.1(a);

(c) such Grantor has no investment property other than the investment property listed on Schedule 5.2 hereto and additional investment property as to which such Grantor has complied with the requirements of Section 4.1(a) above; and

(d) the Pledged Equity Interests pledged by such Grantor hereunder have been duly authorized and validly issued and to the extent they constitute stock of a corporation are fully paid and non-assessable and are owned by such Grantor in the percentages specified on Schedule free and clear of all Liens except Permitted Liens. As of the Closing Date, (i) the Pledged Debt pledged by such Grantor hereunder that is owed to it by another Grantor has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of such Grantor and, to the extent evidenced by one or more promissory notes, such promissory notes have been delivered to the First Lien Collateral Agent and is not in default and (ii) to such Grantor’s knowledge, the Pledged Debt pledged by such Grantor of any Indebtedness owed to such Grantor has been duly authorized, authenticated or issued and delivered, and is the legal, valid and binding obligation of such third party obligors.

5.7 Intellectual Property. As of the Closing Date,

(a) It is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property listed on Schedule 5.2(6), and except to the extent that it would not cause a Material Adverse Effect, owns or has the valid right to use and, where Grantor does so, sublicense others to use, all other Intellectual Property used in or necessary to conduct its business, free and clear of all Liens, except for Permitted Liens;

(b) except to the extent any such occurrence could not reasonably be expected to cause a Material Adverse Effect, (i) all Intellectual Property owned by Grantor is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, nor, in the case of issued Patents, is any of such Intellectual Property the subject of a reexamination proceeding, and (ii) each Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every of its registrations and applications of Copyrights, Patents and Trademarks in full force and effect;

(c) except to the extent any such occurrence could not reasonably be expected to cause a Material Adverse Effect, (i) all Intellectual Property owned by such Grantor is valid and enforceable; (ii) no holding, decision, ruling, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity, enforceability or scope of, such Grantor’s right to register, or such Grantor’s rights to own or use, any Intellectual Property and (iii) no such action or proceeding is pending or, to the best of such Grantor’s knowledge, threatened in writing against Grantor (except, in each case, for routine Office Actions or similar proceedings in the U.S. Patent and Trademark Office or U.S. Copyright office or similar administrative authorities);

(d) except to the extent that the failure to do so could not reasonably be expected to cause a Material Adverse Effect, each Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks, proper marking practices in connection with the use of Patents, and appropriate notice of copyright in connection with the publication of Copyrights, in each case, consistent with industry standards;

(e) except to the extent any such occurrence could not reasonably be expected to cause a Material Adverse Effect, (i) the conduct of such Grantor’s business does not infringe upon, misappropriate, dilute or otherwise violate any Intellectual Property right of any other Person; (ii) no claim has been made, is pending or is threatened in writing against Grantor, alleging that the use of any Intellectual Property owned or used by such Grantor infringes upon, dilutes, misappropriates or otherwise violates the Intellectual Property of any other Person; and (iii) no demand that such Grantor enter into a license or co-existence agreement or become a defendant in Intellectual Property litigation has been made in writing against such Grantor but not resolved;

(f) the best of each Grantor’s knowledge, no other Person is infringing upon, misappropriating, diluting or otherwise violating any rights in any Intellectual Property owned by such Grantor; and

(g) no settlement or consents, covenants not to sue, co-existence agreements, non-assertion assurances, or releases have been entered into by such Grantor in a manner that could materially adversely affect such Grantor’s rights to own, license or use any Material Intellectual Property.

SECTION 6. COVENANTS AND AGREEMENTS.

Each Grantor hereby covenants and agrees that:

6.1 Grantor Information & Status. Without limiting any prohibitions or restrictions on mergers or other transactions as permitted by the Second Lien Debt Documents, it shall not change such Grantor’s name, corporate structure (e.g. by merger, consolidation, change in corporate form or otherwise), chief executive office, type of organization or jurisdiction of organization unless it shall have (a) promptly (and in any event within 45 days or such longer period as the Collateral Agent may reasonably agree) notify the Collateral Agent in writing of any such change, identifying such new proposed name, corporate structure, chief executive office, jurisdiction of organization and providing such other information in connection therewith as the Collateral Agent may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral granted or intended to be granted and agreed to hereby.

6.2 Collateral Identification; Special Collateral.

(a) In the event that it hereafter acquires any Collateral of a type described in Section 5.2(b) hereof, the value of which exceeds $5,000,000, individually, it shall promptly notify the Collateral Agent thereof in writing and take such actions and execute such documents and make such filings all at Grantor’s expense as the Collateral Agent may reasonably request in order to ensure that the Collateral Agent has a valid, perfected, second priority security interest in such Collateral, subject to any Liens of the First Lien Collateral Agent and any other Permitted Liens; and

(b) in the event that it hereafter acquires or has any Commercial Tort Claim the value of which exceeds $1,000,000, it shall deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.

6.3 Ownership of Collateral and Absence of Other Liens.

(a) Except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, other than Permitted Liens, and such Grantor shall, at the Collateral Agent’s request, use its commercially reasonable efforts to defend the Collateral against all Persons at any time claiming any interest therein, other than Permitted Liens; and

(b) upon such Grantor or any officer of such Grantor obtaining knowledge thereof, it shall promptly notify the Collateral Agent in writing of any event that may have a Material Adverse Effect on (i) the value of the Collateral, (ii) the ability of any Grantor or the Collateral Agent to dispose of any material portion of the Collateral, or (iii) the rights and remedies of the Collateral Agent in relation thereto, including, without limitation, the levy of any legal process against any material portion of the Collateral.

6.4 Status of Security Interest.

(a) Subject to the limitations set forth in subsection (b) of this Section 6.4, each Grantor shall maintain the security interest of the Collateral Agent hereunder in all Collateral as valid, perfected (to the extent perfection is required hereunder), Liens (subject to Permitted Liens); and

(b) notwithstanding the foregoing, no Grantor shall be required to take any action to perfect any Collateral that can only be perfected by (i) Control or (ii) filings with registrars of motor vehicles or similar governmental authorities with respect to Goods covered by a certificate of title, in each case except as and to the extent specified in Section 4 hereof.

6.5 Goods & Receivables.

(a) Upon the request of the Collateral Agent, it shall not deliver any Document evidencing any Equipment and Inventory to any Person other than the issuer of such Document to claim the Goods evidenced therefor or the First Lien Collateral Agent or the Collateral Agent;

(b) following and during the continuance of an Event of Default, if any Equipment or Inventory with a value of $1,000,000 or more is in possession or control of any warehouseman, bailee or other third party (other than (i) a Consignee under a Consignment for which such Grantor is the Consignor, (ii) or Equipment or Inventory that is with a third party in connection with preparation for shipment or for rehabilitation or refurbishment), each Grantor shall join with the Collateral Agent in notifying the third party of the Collateral Agent’s security interest and using its commercially reasonable efforts to obtain the consent of such third party to permit the Collateral Agent to have access to Equipment or Inventory for purposes of inspecting such Collateral or, following an Event of Default, to remove same from such premises if the Collateral Agent so elects; and with respect to any Goods with a value of $1,000,000 individually or $3,000,000 in the aggregate, subject to a Consignment for which such Grantor is the Consignor, Grantor shall file appropriate financing statements against the Consignee and take such other action as may be necessary to ensure that the Grantor has a first priority perfected security interest in such Goods; and

(c) following and during the continuance of an Event of Default, the Collateral Agent shall have the right at any time to notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation and, in addition, the Collateral Agent may: (1) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent; (2) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent; and (3) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in the Collateral Account maintained under the sole dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon.

6.6 Pledged Equity Interests, Investment Related Property.

(a) Except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Pledged Equity Interest or other Investment Related Property, upon the merger, consolidation, liquidation or dissolution of any issuer of any Pledged Equity Interest or Investment Related Property, then (a) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (b) such Grantor shall promptly take all steps, if any, required by this Agreement to ensure the validity, perfection, priority and, if applicable, control of the Collateral Agent (or, prior to the Discharge of First Lien Obligations, the First Lien Collateral Agent) over such Investment Related Property (including, without limitation, delivery thereof to the Collateral Agent (or, prior to the Discharge of First Lien Obligations, to the First Lien Collateral Agent) and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Collateral Agent and shall segregate such dividends, distributions, Securities or other property from all other property of such Grantor. Notwithstanding the foregoing, prior to receipt of a notice from the Collateral Agent of its intent to exercise its remedies hereunder delivered at any time during the continuance of an Event of Default, the Collateral Agent authorizes each Grantor to retain all dividends and distributions and payments of interest paid not in violation of the Credit Agreement, except that the applicable Grantor shall deliver any certificates and instruments representing any such dividends to the Collateral Agent in accordance with the terms of this Agreement.

(b) Voting.

(i) Prior to receipt of a notice from the Collateral Agent of its intent to exercise its remedies hereunder delivered at any time during the continuance of an Event of Default, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the other Second Lien Debt Documents; provided, except to the extent not prohibited by this Agreement or the other Second Lien Debt Documents, that no Grantor shall exercise or refrain from exercising any such right if such action could reasonably be expected to have a material adverse effect on the value of the Investment Related Property or any part thereof; and

(ii) subject to the terms of the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default and upon two (2) Business Days prior written notice from the Collateral Agent to such Grantor of the Collateral Agent’s intention to exercise such rights:

(1) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(2) in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all necessary proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 8.1.

(c) Without the prior express written consent of the Collateral Agent, it will not agree to any election by any partnership or limited liability company to treat the Pledged Partnership Interests or Pledged LLC Interests, as applicable, as securities governed by the Uniform Commercial Code of any jurisdiction (including any amendments to such Grantor’s related membership agreement or partnership agreement, as applicable, to expressly provide that the Pledged Partnership Interests or Pledged LLC Interests pledged by such Grantor hereunder constitutes a “security” governed by Article 8 of the UCC or certificate such Pledged Partnership Interests or Pledged LLC Interests such that it constitutes a “certificated security” within the meaning of Section 8-102(4) of the UCC) and in any event will promptly notify the Collateral Agent in writing if the representation set forth in Section 5.6(b) hereof becomes untrue for any reason and, in such event, take such action as the Collateral Agent may reasonably request in order to establish the Collateral Agent’s “control” (within the meaning of Section 8- 106 of the Uniform Commercial Code) over such Pledged Partnership Interests or Pledged LLC Interests.

6.7 Intellectual Property.

(a) Other than in the ordinary course of business consistent with past practice, it shall not do any act or omit to do any act whereby any of the Material Intellectual Property may lapse, or become abandoned, dedicated to the public, forfeited, or unenforceable, or which would materially adversely affect the validity, grant, or enforceability of the security interest granted therein;

(b) other than in the ordinary course of business consistent with past practice, it shall not, with respect to any Trademarks owned by such Grantor included in the Material Intellectual Property, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof, and each Grantor shall take reasonable steps necessary to insure that licensees of such Trademarks use such consistent standards of quality;

(c) except to the extent that the failure to do so could not reasonably be expected to cause a Material Adverse Effect, it shall take all reasonable steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration of each Trademark, Patent, and Copyright that constitutes Material Intellectual Property owned by any Grantor;

(d) in the event that any Material Intellectual Property owned by any Grantor is infringed, misappropriated, or diluted by a third party, such Grantor shall promptly take all reasonable actions in such Grantor’s reasonable business judgment to stop such infringement, misappropriation, or dilution and protect its rights in such Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages;

(e) except to the extent that the failure to do so could not reasonably be expected to cause a Material Adverse Effect, it shall use proper statutory notice in connection with its use of any of the Patents, Trademarks and Copyrights that constitute Material Intellectual Property, in each case, consistent with industry standards; and

(f) should it obtain an ownership interest in any item of the type set forth in Section 2.1(j) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. Each Grantor shall give prompt written notice to the Collateral Agent identifying the After-Acquired Intellectual Property not later than 45 days after such formation or acquisition, and such Grantor shall execute and deliver to the Collateral Agent with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit F hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property, which IP Security Agreement Supplement shall be recorded by the Company or the Collateral Agent in accordance with Section 7.1(b) hereof with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

6.8 Account Collateral. Subject to the terms of the Intercreditor Agreement, so long as any Secured Obligations of any Grantor under any Second Lien Debt Documents shall remain unpaid:

(a) after an Event of Default shall have occurred and be continuing, all payments and Receivables owing to any Grantor in excess of (i) $1,000,000 individually by any obligor in any fiscal year and (y) $2,000,000 in the aggregate in any fiscal year, whether in respect of a contract or agreement, services performed, goods sold or for any other reason, shall be and such Grantor shall cause such payments to be made directly to a Pledged Deposit Account; and

(b) the Collateral Agent may, at any time and without notice to, or consent from, the Grantor, transfer, or direct the transfer of, funds from the Pledged Deposit Accounts to satisfy the Grantor’s obligations under the Second Lien Debt Documents if an Event of Default shall have occurred and be continuing.

SECTION 7. ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS.

7.1 Further Assurances.

(a) Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary (including as required by law), or that the Collateral Agent may reasonably request, in order to perfect and maintain the validity, effectiveness and priority of any security interest granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

(i) promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary (including as required by law) or desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor;

(ii) promptly upon the written request of the Collateral Agent during an Event of Default, mark conspicuously each document included in Inventory, each chattel paper included in Receivables and each of its records pertaining to such Collateral with a legend, in form and substance satisfactory to the Collateral Agent, indicating that such document, chattel paper or Collateral is subject to the security interest granted hereby;

(iii) if any such Collateral shall be evidenced by a promissory note or other instrument or Tangible Chattel Paper, in each case with a value in excess of $1,000,000 individually or $5,000,000 in the aggregate, deliver and pledge to the Collateral Agent (or, prior to the Discharge of First Lien Obligations, deliver to the First Lien Collateral Agent) hereunder such note or instrument or Tangible Chattel Paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent (or, prior to the Discharge of First Lien Obligations, to the First Lien Collateral Agent);

(iv) file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary (including as required by law), or as the Collateral Agent may request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder;

(v) at the Collateral Agent’s reasonable request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Collateral Agent’s security interest in all or any part of the Collateral;

(vi) furnish the Collateral Agent with such information regarding the Collateral, including, without limitation, the location thereof, as the Collateral Agent may reasonably request from time to time; and

(vii) deliver to the Collateral Agent evidence that all other actions that the Collateral Agent may deem reasonably necessary (including as required by law) or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.

(b) Each Grantor shall, and hereby authorizes the Collateral Agent to, file a Record or Records, including, without limitation, financing or continuation statements, intellectual property security agreements and amendments to any of the foregoing, in any jurisdictions and with any filing offices as may be required by applicable law or as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired” or words of similar effect.

(c) The Company on its own behalf and on behalf of each other Grantor shall, and each Grantor hereby authorizes the Collateral Agent to, modify this Agreement after obtaining each Grantor’s signature to such modification by amending Schedule 5.2 (as such schedule may be amended or supplemented as provided in this Agreement) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.

(d) Notwithstanding anything to the contrary in this Agreement, no Grantor shall be obligated to update any schedule except (i) as required pursuant to the Second Lien Debt Documents or (ii) promptly upon the request of the Collateral Agent during an Event of Default, and no default shall result from any failure to update a schedule other than in accordance with this Section 7.1(d).

7.2 Additional Grantors. In accordance with the requirements of the Second Lien Debt Documents and from time to time subsequent to the date hereof, additional Persons who are required to be Subsidiary Guarantors shall become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Pledge Supplement no later than thirty (30) days following such Additional Grantor becoming a Guarantor Subsidiary (or such longer period of time as the Collateral Agent may agree in its reasonable discretion). Upon delivery of any such Pledge Supplement to the Collateral Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any Subsidiary of Borrower to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 8. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

8.1 Power of Attorney. Each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

(a) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Second Lien Debt Documents;

(b) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable, or as the Collateral Agent may be directed pursuant to the Collateral Trust Agreement, for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e) to prepare and file any UCC financing statements against such Grantor as debtor;

(f) to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of such Grantor as debtor;

(g) upon the occurrence and during the continuance of any Event of Default, to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion or at any direction given to it in accordance with the Collateral Trust Agreement, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

(h) upon the occurrence and during the continuance of any Event of Default generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option (or as directed in accordance with the Collateral Trust Agreement) and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary (or is directed to do in accordance with the Collateral Trust Agreement) to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

8.2 No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 9. REMEDIES.

9.1 Generally.

(a) If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for in the Second Lien Debt Documents, herein or otherwise available to it at law or in equity, subject to the terms of the Collateral Trust Agreement, the Intercreditor Agreement and the Securitization Intercreditor Agreement, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent as soon as reasonably practicable, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and

(iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable (or as directed in accordance with the Collateral Trust Agreement).

(b) The Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as Collateral Agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way limit the rights of the Collateral Agent hereunder.

(c) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d) The Collateral Agent shall have no obligation to marshal any of the Collateral.

9.2 Application of Proceeds. Subject to the terms of the Intercreditor Agreement and the Securitization Intercreditor Agreement, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Secured Obligations in the order of priority set forth in the Collateral Trust Agreement.

9.3 Sales on Credit. If the Collateral Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

9.4 Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

9.5 Grant of Intellectual Property License.

Solely for the purpose of enabling the Collateral Agent, solely during the continuance of an Event of Default, to exercise rights and remedies under Sections 8 and 9 hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, a non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient quality control provisions and inspection rights in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired or created by such Grantor, and included in the Collateral. Such license shall include, to the extent permissible under all applicable licenses, access to all media in which any above-licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

9.6 Cash Proceeds; Deposit Accounts. (a) In the event that any Secured Obligations have been accelerated, or prior to an acceleration, if an Event of Default under any Second Lien Debt Document shall have occurred and be continuing, in addition to the rights of the Collateral Agent specified in Section 6.5 with respect to payments of Receivables, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other near-cash items (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, subject to the terms of the Intercreditor Agreement and the Securitization Intercreditor Agreement, upon the request of the Collateral Agent, promptly upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent in the Collateral Account. Any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise) may, in the sole discretion of the Collateral Agent, (A) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by the Collateral Agent against the Secured Obligations then due and owing.

(b) If any Event of Default shall have occurred and be continuing, the Collateral Agent may apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Collateral Agent to be applied against the Secured Obligations then due and owing.

SECTION 10. COLLATERAL AGENT.

(a) The Collateral Agent has been appointed to act as Collateral Agent hereunder by each Secured Party. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral) subject to this Agreement and the Collateral Trust Agreement.

In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section and the Collateral Trust Agreement.

(b) The provisions of the Collateral Trust Agreement relating to the Collateral Agent, including, without limitation, the provisions relating to resignation or removal of the Collateral Agent and the powers and duties and immunities of the Collateral Agent are incorporated herein by this reference and shall survive any termination of the Collateral Trust Agreement.

SECTION 11. CONTINUING SECURITY INTEREST.

This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the payment in full in cash of all Secured Obligations (other than contingent obligations not then and, to the extent such agreements are not required to be secured by the Collateral pursuant to the terms thereof or to the extent such agreement have been terminated in accordance with their terms, (b) be binding upon each Grantor, its successors and assigns, and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns. The security interest in the Collateral granted hereby shall be released and terminated in accordance with the terms of the Collateral Trust Agreement.

SECTION 12. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 7.07 of the Second Lien Notes Indenture and the Exchangeable PIK Notes Indenture, and Section 7.7 of the Collateral Trust Agreement.

SECTION 13. REINSTATEMENT.

This Agreement shall remain in full force and effect and continue to be effective should any Insolvency or Liquidation Proceeding be commenced by or against any Grantor, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SECTION 14. MISCELLANEOUS

Any notice required or permitted to be given under this Agreement shall be given in accordance with the applicable provision in the Collateral Trust Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Second Lien Debt Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and other Second Lien Debt Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. If any provision of this Agreement or other Second Lien Debt Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and other Second Lien Debt Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Second Lien Debt Documents, assign any right, duty or obligation hereunder. This Agreement and the other Second Lien Debt Documents embody the entire agreement and understanding between Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Second Lien Debt Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

This Agreement may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or electronic submission of a ..pdf copy of an executed counterpart shall be effective as delivery of an original executed counterpart of this Agreement.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, OR IN CONNECTION WITH THIS AGREEMENT.

EACH PARTY HEREBY AGREES TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

TO THE EXTENT THAT THE ISSUERS OR ANY OTHER GRANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY FEDERAL OR NEW YORK STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY IN SUCH JURISDICTION, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT TO THE FULLEST EXTENT PERMITTED BY LAW.

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

FORESIGHT ENERGY LLC,
as Grantor

By:	/s/ Robert D. Moore
Name: Robert D. Moore
Title: President & Chief Executive Officer

Grantors:

ADENA RESOURCES, LLC AKIN ENERGY LLC
AMERICAN CENTURY MINERAL LLC AMERICAN CENTURY TRANSPORT LLC COAL FIELD CONSTRUCTION COMPANY LLC COAL FIELD REPAIR SERVICES LLC FORESIGHT COAL SALES LLC
FORESIGHT ENERGY EMPLOYEE SERVICES CORPORATION
FORESIGHT ENERGY FINANCE CORPORATION FORESIGHT ENERGY LABOR LLC
FORESIGHT ENERGY SERVICES LLC HILLSBORO ENERGY LLC HILLSBORO TRANSPORT LLC
LD LABOR COMPANY LLC LOGAN MINING LLC
M-CLASS MINING, LLC MACH MINING, LLC MACOUPIN ENERGY LLC MARYAN MINING LLC OENEUS LLC
PATTON MINING LLC SENECA REBUILD LLC SITRAN LLC
SUGAR CAMP ENERGY, LLC TANNER ENERGY LLC VIKING MINING LLC WILLIAMSON ENERGY, LLC

as Grantors

Executing this Agreement as an Authorized Representative of each of the foregoing persons on behalf of and so as to bind the persons named above under the caption“Grantors”

By:	/s/ Robert D. Moore
Name: Robert D. Moore
Title: President & Chief Executive Officer

[Signature Page to Second Lien Pledge and Security Agreement]

Wilmington Savings Fund Society, FSB,
as Collateral Agent

By:	/s/ Geoffrey J. Lewis
Name: Geoffrey J. Lewis
Title: Vice President

[Signature Page to Second Lien Pledge and Security Agreement]